                                EATON CORPORATION
                         2006 ANNUAL REPORT ON FORM 10-K
                                   ITEM 15(B)
                                   EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                  Year ended December 31
                                         ---------------------------------------
                                          2006     2005    2004    2003    2002
                                         ------   ------   ----   -----   ------
(Millions of dollars)
Income from continuing operations
   before income taxes                   $  989   $  988   $768   $ 492   $ 384

Adjustments
-----------
Minority interests in consolidated
   subsidiaries                              10        5      7      12      14
Loss (income) from equity investees           1        1             (3)     (1)
Interest expensed                           139      109     88      93     110
Amortization of debt issue costs              1        1      1       2       2
Estimated portion of rent expense
   representing interest                     41       38     37      38      34
Amortization of capitalized interest         12       12     17      13      13
Distributed income of equity investees        1        4      3
                                         ------   ------   ----   -----   -----
Adjusted income from continuing
   operations before income taxes        $1,194   $1,158   $921   $ 647   $ 556
                                         ======   ======   ====   =====   =====
Fixed charges
Interest expensed                        $  139   $  109   $ 88   $  93   $ 110
Interest capitalized                         14       13      7       7       8
Amortization of debt issue costs              1        1      1       2       2
Estimated portion of rent expense
   representing interest                     41       38     38      38      34
                                         ------   ------   ----   -----   -----
Total fixed charges                      $  195   $  161   $134   $ 140   $ 154
                                         ======   ======   ====   =====   =====
Ratio of earnings to fixed charges         6.12     7.19   6.87    4.62    3.61